Exhibit 99.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

September 30, 2019

[…***…]1

Medicines Research Centre

Gunnels Wood Road

Stevenage, Hertfordshire SG1 2NY

United Kingdom

VIA EMAIL

Attention:    […***…]2

RE:	SECOND EXTENSION OF RESEARCH COLLABORATION TERM

Dear […***…]3,

Reference is hereby made to the Collaboration and License Agreement between GlaxoSmithKline Intellectual Property Development Limited (“GSK”) and Zymeworks Inc. (“Zymeworks”) dated effected December 1, 2015, as amended pursuant to the letter agreement dated January 11, 2019 and pursuant to the First Amendment to Collaboration And License Agreement dated effective April 30, 2019 (the “Agreement”). Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Agreement.

This letter sets out GSK and Zymeworks’ agreement to extend conclusion of the Research Collaboration Term under the Agreement to the earlier of (a) […***…]4 or (b) the date on which the […***…]5, unless earlier terminated in accordance with Section 10.2, 10.3 or 10.4 of the Agreement.

Except as specifically set out herein, the terms and conditions of the Agreement remain in full force and effect.

If the foregoing accurately reflects your understanding, please indicate your agreement in the space provided below and return a fully executed copy of this letter to Zymeworks.

Sincerely,

Zymeworks Inc.

By:	/s/ Neil Klompas
Neil A. Klompas
Executive Vice President, Business Operations and Chief Financial Officer

[1]	Personal Information – Contact Information.
[2]	Personal Information – Contact Information.
[3]	Personal Information – Contact Information.
[4]	Competitive Information – Commercially Sensitive Terms.
[5]	Competitive Information – Commercially Sensitive Terms.

Acknowledged and agreed:

GlaxoSmithKline Intellectual Property Development Limited

By:	/s/ Paul Williamson
Authorized Signatory

For and on behalf of Edinburgh Pharmaceutical Industries Limited

Corporate Director

GlaxoSmithKline Intellectual Property Development Limited

By:	/s/ John Sadler
Authorized Signatory

For and on behalf of Glaxo Group Limited

Corporate Director

cc:    […***…]6

[6]	Personal Information – Contact Information